Exhibit 99.1

FOR IMMEDIATE RELEASE

ABM INDUSTRIES ANNOUNCES

2014 FIRST QUARTER FINANCIAL RESULTS

Q1 Revenues Increase to $1.2 Billion; Janitorial Achieves Organic Growth of 4.6%

Operating Profit Before-Taxes Increases 23.8%

Declares 192nd Consecutive Quarterly Dividend

New York, NY – March 4, 2014 – ABM (NYSE:ABM), a leading provider of facility solutions, today announced financial results for the fiscal 2014 first quarter that ended January 31, 2014.

($ in millions, except per share data)	Quarter Ended January 31,		Increase
(unaudited)	2014	2013	(Decrease)
Revenues	$1,226.5	$1,182.1	3.8%
Operating profit	$23.9	$19.3	23.8%
Adjusted operating profit	$25.6	$21.5	19.1%
Net income	$13.1	$13.4	(2.2)%
Net income per diluted share	$0.23	$0.24	(4.2)%
Adjusted net income	$14.1	$14.7	(4.1)%
Adjusted net income per diluted share	$0.25	$0.26	(3.8)%
Net cash used in operating activities	$(38.9)	$(11.5)	*NM
Adjusted EBITDA	$41.5	$38.6	7.5%

*	Not meaningful

(This release refers to non-GAAP financial measures described as “Adjusted EBITDA”, “Adjusted net income”, “Adjusted net income per diluted share” (or “Adjusted EPS”) and “Adjusted operating profit”. Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliation of these non-GAAP financial measures to certain GAAP financial measures.)

Executive Summary:

•	Revenues were $1.23 billion in the first quarter of fiscal 2014, up 3.8% compared to $1.18 billion last year, primarily due to organic growth.

•	Janitorial and Security segments achieved organic growth of 4.6% and 3.2%, respectively, from new business and discretionary tag sales.

•	Building & Energy Solutions segment delivered strong organic growth of 13.6% primarily due to new commercial service and maintenance contracts and increased government business.

•	Adjusted operating profit before-tax was $25.6 million, up 19.1% compared to $21.5 million in the first quarter of fiscal 2013 as a result of the Company’s growth initiatives and organizational realignment savings.

•	Net income after-tax for the fiscal 2014 first quarter was $0.23 per diluted share, compared to $0.24 per diluted share in the prior year. In the first quarter of fiscal 2013, the Company recognized a greater benefit of $0.06 per diluted share from employment-based tax credits, of which, $0.05 per diluted share was related to retroactive reinstatement of the Work Opportunity Tax Credit or (WOTC), compared to the first quarter of fiscal 2014.

•	Adjusted EBITDA increased 7.5% to $41.5 million.

•	Net cash used in operations was $38.9 million for fiscal 2014, compared to net cash used in operations of $11.5 million for the same period last year.

First Quarter Results and Recent Events

“Our first quarter financial results were above our expectations and we continue to feel very positive about our growth prospects and momentum,” said ABM’s president and chief executive officer Henrik Slipsager. “Revenue growth of 3.8% was driven by new business and increased scope of work from existing clients primarily in our Janitorial, Building & Energy Solutions, and Security segments. We posted a record quarter of revenue in our Janitorial segment, with a 4.6% increase due to new contract wins and strong discretionary tag sales. Operating profit before-tax in Janitorial was essentially flat due to higher costs from one significant contract. We have taken steps to improve the margin on this job effective March 1st. Our Building & Energy Solutions segment grew 16.0% in the first quarter, including the government business, as we continue to successfully sell our bundled energy solutions and begin to record revenue from some of our recent government project awards. Security also showed positive revenue growth of 3.2%, compared to fiscal 2013 as this segment continues to benefit from new business and sales associated with bundled services. While revenue in our Parking segment decreased slightly year-over-year, operating profit before-tax increased 17% due to the termination of certain lower margin contracts and effective management of costs. In our Other segment, Air Serv posted a 6.6% increase in revenue due to the August 2013 acquisition of Blackjack and a recent contract win.”

Slipsager continued, “For the first quarter of 2014, adjusted operating profit before-tax increased 19.1% to $25.6 million compared to the first quarter of fiscal 2013. Top-line growth coupled with better margins produced significant improvements in operating profit before-tax for our Building & Energy Solutions, Security, and Air Serv businesses.

Net income after-tax decreased $0.3 million ($0.01 per diluted share), or 2.2%, due to significantly higher income taxes compared to the prior year when we recognized a $2.9 million tax benefit ($0.05 per diluted share) related to retroactive reinstatement of WOTC. The increase in taxes more than offset the higher after-tax income from operational improvements.”

James Lusk, executive vice president and chief financial officer, added, “Due to the timing of working capital requirements, our debt levels increased to $367 million and operating cash flow decreased to negative $38.9 million from the end of fiscal 2013. We anticipate these metrics will improve over the remainder of the fiscal year, consistent with prior years. We recently amended our credit facility to increase our borrowing capacity to $800 million. This enhances our flexibility and ability to fund our longer term strategic investments and initiatives.”

Interest expense for the first quarter of fiscal 2014 was $2.7 million, a decrease from $3.3 million in the first quarter of 2013 due to lower average borrowings and a lower average rate under the Company’s credit facility compared to the first quarter of fiscal 2013.

The effective tax rate for the first quarter of fiscal 2014 was 42.5%, compared to 22.2% in the same period last year due to the retroactive application of WOTC from calendar 2012 recorded in the first quarter of fiscal 2013 and the expiration of WOTC on December 31, 2013. The anticipated effective tax rate for fiscal year 2014 remains in the range of 36% to 38%. This assumes the retroactive reenactment of WOTC by Congress prior to the end of the Company’s fiscal year end on October 31, 2014.

Slipsager concluded, “We are off to a strong start in fiscal 2014 and our first quarter operating results reinforce the confidence we have in our outlook and ability to deliver on our financial plans for the year. The momentum continues to build in our key growth areas, including the healthcare, aviation and sports and entertainment verticals as well as our mobile and on-demand businesses. Our pipeline of new business remains healthy. We continue to leverage technology to drive productivity across all aspects of our business, and our investments in realigning our infrastructure and operations have positioned us for continued revenue growth and improved profitability.”

Dividend

The Company also announced that the Board of Directors has declared a second quarter cash dividend of $0.155 per common share payable on May 5, 2014 to stockholders of record on April 3, 2014. This will be ABM’s 192nd consecutive quarterly cash dividend.

Guidance

For fiscal 2014, the Company continues to expect net income after-tax of $1.38 to $1.48 per diluted share and adjusted net income after-tax of $1.58 to $1.68 per diluted share. This guidance assumes that Congress will retroactively reenact the Work Opportunity Tax Credit.

Earnings Webcast

On Wednesday, March 5, at 8:30 a.m. ET, ABM will host a live webcast of remarks by president and chief executive officer Henrik Slipsager, executive vice president and chief financial officer James Lusk, executive vice president Jim McClure, and executive vice president Tracy Price. A supplemental presentation will accompany the webcast and will be accessible through the Investor Relations portion of ABM’s website by clicking on the “Events and Presentations” tab.

The webcast will be accessible at: http://investor.abm.com/events.cfm.

Listeners are asked to be online at least 15 minutes early to register, as well as to download and install any complimentary audio software that might be required. Following the call, the webcast will be available at this URL for a period of 90 days.

In addition to the webcast, a limited number of toll-free telephone lines will also be available for listeners who are among the first to call (877) 664-7395 within 15 minutes before the event. Telephonic replays will be accessible during the period from two hours to seven days after the call by dialing (855) 859-2056 and then entering ID # 2021682.

Earnings Webcast Presentation

In connection with the webcast to discuss earnings (see above), a slide presentation related to earnings and operations will be available on the Company’s website at www.abm.com and can be accessed through the Investor Relations section of ABM’s website by clicking on the “Events and Presentations” tab.

ABOUT ABM

ABM (NYSE: ABM) is a leading provider of end-to-end facility solutions with revenues of approximately $4.8 billion and 110,000 employees in over 350 offices deployed throughout the United States and various international locations. ABM’s comprehensive capabilities include facilities engineering, commercial cleaning, energy solutions, HVAC, electrical, landscaping, parking and security, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes — from schools and commercial buildings to hospitals, manufacturing plants and airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that set forth management’s anticipated results based on management’s current plans and assumptions. Any number of factors could cause actual results to differ materially from those anticipated. These factors include, but are not limited to the following: (1) risks relating to our acquisition strategy may adversely impact our results of operations; (2) our strategy of moving to an integrated facility solutions provider platform, which focuses on vertical market strategy, may not generate the organic growth in revenues or profitability that we expect; (3) we are subject to intense competition that can constrain our ability to gain business as well as our profitability; (4) increases in costs that we cannot pass on to clients could affect our profitability; (5) our restructuring initiatives may not achieve the expected cost reductions; (6) we have high deductibles for certain insurable risks, and therefore we are subject to volatility associated with those risks; (7) we are at risk of losses stemming from any accident or other incident involving our airport operations; (8) our business success depends on our ability to preserve our long-term relationships with clients; (9) we are defendants in class and representative actions and other lawsuits alleging various claims that could cause us to incur substantial liabilities; (10) we are at risk of losses stemming from damage to our reputation; (11) our business success depends on retaining senior management and attracting and retaining qualified personnel; (12) significant delays or reductions in appropriations for our government contracts may negatively affect our business and could have an adverse effect on our financial position, results of operations, and cash flows; (13) we conduct some of our operations through joint ventures, and our ability to do business may be affected by the failure of our joint venture partners to perform their obligations; (14) our services in areas of military conflict expose us to additional risks; (15) negative or unexpected tax consequences could adversely affect our results of operations; (16) we are subject to business continuity risks associated with centralization of certain administrative functions; (17) we are subject to cyber-security risks arising out of breaches of security relating to sensitive company, client, and employee information and the technology that manages our operations and other business processes; (18) we could incur additional costs to cover guarantees; (19) a decline in commercial office building occupancy and rental rates could affect our revenues and profitability; (20) deterioration in general economic conditions could reduce the demand for facility services and, as a result, reduce our earnings and adversely affect our financial condition; (21) changes in energy prices and government regulations could adversely impact the results of operations of our Building & Energy Solutions business; (22) financial difficulties or bankruptcy of one or more of our clients could adversely affect our results; (23) future declines in the fair value of our investments in auction rate securities could negatively impact our earnings; (24) we incur accounting and other control costs that reduce profitability; (25) sequestration under the Budget Control Act of 2011 may negatively impact our business; (26) any future increase in the level of our debt or in interest rates could affect our results of operations; (27) our ability to operate and pay our debt obligations depends upon our access to cash; (28) goodwill impairment charges could have a material adverse effect on our financial condition and results of operations; (29) impairment of long-lived assets may adversely affect our operating results; (30) federal health care reform legislation may adversely affect our business and results of operations; (31) changes in immigration laws or enforcement actions or investigations under such laws could significantly adversely affect our labor force, operations, and financial results; (32) labor disputes could lead to loss of revenues or expense variations; (33) we participate in multiemployer pension plans that under certain circumstances could result in material liabilities being incurred; and (34) natural disasters or acts of terrorism could disrupt services.

Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K for the year ended October 31, 2013, and in other reports the Company files from time to time with the Securities and Exchange Commission. The Company urges readers to consider these risks and uncertainties in evaluating its forward-looking statements. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto, or any change in events, conditions or circumstances on which any such statement is made, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented net income and operating profit, as adjusted for items impacting comparability, for the first quarter of fiscal years 2014 and 2013. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s marketplace performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization and excluding items impacting comparability (adjusted EBITDA) for the first quarter of fiscal years 2014 and 2013. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

###

Contact:

Investors & Analysts:	David Farwell	Media:	Chas Strong
	(212)297-9792		(770)953-5072
	dfarwell@abm.com		chas.strong@abm.com

Financial Schedules

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Quarter Ended January 31,		Increase
($ in thousands, except per share data)	2014	2013	(Decrease)
Revenues	$1,226,471	$1,182,123	3.8%
Expenses
Operating	1,108,420	1,067,879	3.8%
Selling, general and administrative	87,419	87,749	(0.4)%
Amortization of intangible assets	6,700	7,189	(6.8)%

Total expenses	1,202,539	1,162,817	3.4%

Operating profit	23,932	19,306	24.0%
Income from unconsolidated affiliates, net	1,493	1,195	24.9%
Interest expense	(2,707)	(3,310)	(18.2)%

Income before income taxes	22,718	17,191	32.2%
Provision for income taxes	(9,649)	(3,809)	*NM

Net income	$13,069	$13,382	(2.3)%

Net income per common share
Basic	$0.23	$0.25	(8.0)%
Diluted	$0.23	$0.24	(4.2)%
Weighted-average common and common equivalent shares outstanding
Basic	55,662	54,525
Diluted	57,065	55,497
Dividends declared per common share	$0.155	$0.150

*	Not meaningful

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Quarter Ended January 31,
(in thousands)	2014	2013
Net cash used in operating activities	$(38,881)	$(11,487)

Purchase of businesses, net of cash acquired	195	(187,837)
Other	(9,673)	(3,987)

Net cash used in investing activities	$(9,478)	$(191,824)

Proceeds from exercises of stock options	$2,319	$745
Dividends paid	(8,617)	(16,054)
Deferred financing costs paid	(1,246)	—
Borrowings from line of credit	289,158	425,000
Repayments of borrowings from line of credit	(237,000)	(217,000)
Changes in book cash overdrafts	6,307	4,609
Other	(987)	(1,022)

Net cash provided by financing activities	$49,934	$196,278

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

	January 31,	October 31,
(in thousands)	2014	2013
Assets
Cash and cash equivalents	$34,214	$32,639
Trade accounts receivable, net	715,170	672,525
Notes receivable and other	33,906	36,623
Prepaid expenses	68,531	59,645
Prepaid income taxes	2,833	5,081
Deferred income taxes, net	48,750	47,051
Insurance recoverables	11,068	11,068

Total current assets	914,472	864,632
Insurance deposits	28,466	28,466
Other investments and long-term receivables	4,697	5,005
Investments in unconsolidated affiliates, net	18,611	17,952
Investments in auction rate securities	12,994	12,994
Property, plant and equipment, net	79,671	77,241
Other intangible assets, net	137,593	144,401
Goodwill	872,439	872,396
Noncurrent insurance recoverables	57,660	57,636
Other assets	38,608	38,513

Total assets	$2,165,211	$2,119,236

Liabilities
Trade accounts payable	$160,672	$157,806
Accrued liabilities
Compensation	109,975	138,430
Taxes - other than income	32,993	25,737
Insurance claims	84,787	84,546
Other	100,726	101,860
Income taxes payable	196	145

Total current liabilities	489,349	508,524
Noncurrent income taxes payable	52,605	50,426
Line of credit	367,028	314,870
Retirement plans and other	40,409	41,417
Deferred income tax liability, net	15,007	13,074
Noncurrent insurance claims	272,858	273,418

Total liabilities	1,237,256	1,201,729

Stockholders’ equity	927,955	917,507

Total liabilities and stockholders’ equity	$2,165,211	$2,119,236

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Quarter Ended January 31,		Increase
($ in thousands)	2014	2013	(Decrease)
Revenues
Janitorial	$637,059	$609,179	4.6%
Facility Services	151,712	156,447	(3.0)%
Parking	150,257	151,237	(0.6)%
Security	99,748	96,673	3.2%
Building & Energy Solutions	102,074	87,982	16.0%
Other	85,621	80,320	6.6%
Corporate	—	285	(100.0)%

Total revenues	$1,226,471	$1,182,123	3.8%

Operating Profit
Janitorial	$29,138	$29,441	(1.0)%
Facility Services	5,512	6,141	(10.2)%
Parking	5,650	4,823	17.1%
Security	2,593	1,668	55.5%
Building & Energy Solutions	2,702	(99)	*NM
Other	1,931	1,621	19.1%
Corporate	(22,117)	(23,049)	4.0%
Adjustment for income from unconsolidated affiliates,net, included in Building & Energy Solutions	(1,477)	(1,240)	19.1%

Total operating profit	23,932	19,306	24.0%
Income from unconsolidated affiliates, net	1,493	1,195	24.9%
Interest expense	(2,707)	(3,310)	(18.2)%

Income before income taxes	22,718	17,191	32.2%

Provision for income taxes	(9,649)	(3,809)	*NM

Net income	$13,069	$13,382	(2.3)%

*	Not meaningful

ABM Industries Incorporated and Subsidiaries

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands, except per share data)

	Quarter Ended January 31,
	2014	2013
Reconciliation of Adjusted Net Income to Net Income
Adjusted net income	$14,052	$14,692
Items impacting comparability:
Rebranding (a)	(428)	(360)
U.S. Foreign Corrupt Practices Act investigation (b )	(538)	(221)
Acquisition costs	(121)	(320)
Litigation and other settlements	—	(63)
Restructuring (c)	(629)	(1,184)

Total items impacting comparability	(1,716)	(2,148)
Benefit from income taxes	733	838

Items impacting comparability, net of taxes	(983)	(1,310)

Net Income	$13,069	$13,382

Reconciliation of Adjusted Operating Profit to Operating Profit
Adjusted operating profit	$25,648	$21,454
Total items impacting comparability	(1,716)	(2,148)

Operating profit	$23,932	$19,306

Reconciliation of Adjusted EBITDA to Net Income
Adjusted EBITDA	$41,527	$38,593
Items impacting comparability	(1,716)	(2,148)

Provision for income taxes	(9,649)	(3,809)
Interest expense	(2,707)	(3,310)
Depreciation and amortization	(14,386)	(15,944)

Net income	$13,069	$13,382

Reconciliation of Adjusted Net Income per Diluted

Share to Net Income per Diluted Share (Unaudited)

	Quarter Ended January 31,
	2014	2013
Adjusted net income per diluted share	$0.25	$0.26
Items impacting comparability, net of taxes	(0.02)	(0.02)

Net income per diluted share	$0.23	$0.24

Diluted shares	57,065	55,497

(a)	Represents costs related to the Company’s branding initiative.
(b)	Includes legal and other costs incurred in connection with an internal investigation into a foreign entity affiliated with a former joint venture partner.
(c)	Restructuring costs associated with realignment of our operational structure.

ABM Industries Incorporated and Subsidiaries

Reconciliation of Estimated Adjusted Net Income per Diluted Share to

Estimated Net Income per Diluted Share for the Year Ending October 31, 2014

	Year Ending October 31, 2014
	Low Estimate	High Estimate
	(per diluted share)
Adjusted net income per diluted share	$1.58	$1.68
Adjustments (a)	$(0.20)	$(0.20)

Net income per diluted share	$1.38	$1.48

(a)	Adjustments include rebranding costs, restructuring costs associated with realignment of our operational structure, certain legal settlements, adjustments to self-insurance reserves pertaining to prior year’s claims and other unique items impacting comparability.